UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

POLAR POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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POLAR POWER, INC.

249 E. Gardena Boulevard

Gardena, California 90248

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 20, 2023

December 20, 2023

On or about October 31, 2023, Polar Power, Inc. (the “Company”) commenced mailing to its stockholders a definitive proxy statement, dated October 31, 2023 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on December 20, 2023 (the “Annual Meeting”). This Supplement, which describes a recent change in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On December 18, 2023, Peter Gross, a member of the Board and nominee for re-election as a director at the Annual Meeting, submitted his resignation from the Board with immediate effect. Mr. Gross’s decision to resign as a director was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. In light of his departure from the Board, Mr. Gross is no longer standing for re-election to the Board at the Annual Meeting. Therefore, the nomination of Mr. Gross is withdrawn, and the Board has determined that no other nominee for election at the Annual Meeting will be named in place of Mr. Gross.

Voting Matters

The three (3) remaining nominees for election to the Board are named in the Proxy Statement. Notwithstanding Mr. Gross’s withdrawal, the proxy card included with the Proxy Statement remains valid, and no new proxy cards will be distributed. All proxy cards and voting instructions returned by stockholders will be voted at the Annual Meeting unless duly revoked, except that any votes cast for Mr. Gross will be disregarded because he is no longer standing for re-election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit voting instructions so that your vote will be counted at the Annual Meeting.